As filed with the U.S. Securities and Exchange Commission on July 15, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

First Horizon National Corporation

(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	62-0803242 (I.R.S. Employer Identification No.)
165 Madison Avenue Memphis, Tennessee (Address of principal executive offices)	38103 (zip code)

The Executive Nonqualified Excess Plan of IBERIABANK Corporation

(Full titles of the plans)

Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and Corporate Secretary
165 Madison Avenue
Memphis, Tennessee 38103

(Name and address of agent for service)

(901) 523-5679

(Telephone number, including area code, of agent for service)

With a copy to:

John A. Niemoeller
Senior Vice President, Counsel, and Assistant Corporate Secretary
165 Madison Avenue
Memphis, Tennessee 38103
(901) 523-4170

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations	$10,727,419(1)	100%(2)	$10,727,419	$1,392.42(3)

(1)	Unsecured obligations of First Horizon National Corporation to pay deferred compensation in the future in accordance with the terms of The Executive Nonqualified Excess Plan of IBERIABANK Corporation (the “Deferred Compensation Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Calculated in accordance with Rule 457(h) under the Securities Act.

EXPLANATORY NOTE

On July 1, 2020, in accordance with the Agreement and Plan of Merger, dated as of November 3, 2019 (the “Merger Agreement”), by and between First Horizon National Corporation, a Tennessee corporation (“First Horizon”), and IBERIABANK Corporation, a Louisiana corporation (“IBKC”), IBKC merged with and into the Company (the “Merger”), with the Company surviving the Merger.

This registration statement on form S-8 (this “Registration Statement”) registers up to $10,727,419 of deferred compensation obligations, payable in the future pursuant to the Deferred Compensation Plan, which First Horizon assumed in connection with the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing as permitted by Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement. These documents and the documents incorporated by reference to this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by First Horizon with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference and made a part hereof:

1.	First Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020;

2.	First Horizon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 8, 2020;

3.	First Horizon’s Current Reports on Form 8-K (other than portions of those documents not deemed to be filed) filed with the Commission on the following dates in 2020: February 3, April 8, April 13, April 14, April 23, April 28, April 29, May 20, May 26, May 28, June 16, and July 2;

4.	The description of First Horizon Common Stock contained in the registration statement on Form 8-A (File No. 001-15185) filed with the Commission on July 26, 1999, and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by First Horizon pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the “Exchange Act”) (other than any such documents or portions thereof that are not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The following description of the deferred compensation obligations is qualified by reference to the Deferred Compensation Plan, incorporated by reference as an exhibit to this Registration Statement.

Under the Deferred Compensation Plan, First Horizon may permit eligible employees, independent contractors and directors to defer a specified percentage of their future cash compensation from First Horizon. The obligations of First Horizon under the Deferred Compensation Plan, as described below (collectively, the “Obligations”), are unsecured general obligations of First Horizon to pay the deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan. The Obligations rank equally with other unsecured and unsubordinated indebtedness of First Horizon from time to time outstanding and payable from the general assets of First Horizon.

The amount of compensation deferred by each participating service provider (a “Participant”) is based on elections by each Participant. First Horizon may also make discretionary contributions to Participant accounts, but currently has no plan to do so. This Registration Statement relates to $10,727,419 in the Obligations assumed by First Horizon, as successor to IBKC, following the consummation of the Merger. Each obligation will be treated as invested in one or more investment funds chosen by each Participant from a list of investment funds designated by First Horizon; provided however, that First Horizon may designate the use of a particular investment fund for amounts contributed by it as employer contributions. The available investment funds will include a fund that is deemed to be invested in the common stock of First Horizon. The Obligations will be adjusted to reflect the investment results, whether positive or negative, of the selected investment fund(s), including any appreciation or depreciation. The Obligations will be payable to Participants in cash upon the distribution event or date selected by the Participant.

The Deferred Compensation Plan is not required to be funded, and the Obligations are not secured. The amount of compensation deferred by each Participant is subject to all the risks of First Horizon’s business and may be deposited, invested or expended in any manner whatsoever by First Horizon. First Horizon may choose to establish a trust for the purpose of funding the Obligations. Participants and their beneficiaries, however, have no secured interest or special claim to the assets of any trust, which would be subject to the payment of claims of creditors of First Horizon upon the insolvency or bankruptcy of First Horizon.

The Obligations are not subject to redemption, in whole or in part, prior to the scheduled payment dates or events, although the Obligations could be redeemed in the event of termination of the Deferred Compensation Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”). First Horizon reserves the right to amend or terminate the Deferred Compensation Plan at any time, except that no such amendment or termination may reduce the balance of a Participant’s plan account or may affect the terms of payment unless permitted under Section 409A.

The Obligations are not convertible into another security of First Horizon. The Obligations will not have the benefit of any affirmative or negative covenant on the part of First Horizon. The trustee or any trust established for purposes of the Deferred Compensation Plan will not have the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the making of elections and the giving of notices.

Item 5. Interests of Named Experts and Counsel.

The validity of the Obligations offered hereby has been passed upon by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

Item 6. Indemnification of Directors and Officers.

Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the “TBCA”) authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. First Horizon adopted the provisions of the Tennessee statute pursuant to Article Six of First Horizon’s bylaws. In addition, First Horizon has a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Section 48-12-102 of the TBCA permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. First Horizon has adopted the provisions of the statute as Article 14 of its restated charter.

First Horizon’s shareholders have approved a provision in Article Six of First Horizon’s bylaws pursuant to which First Horizon is required to indemnify each director and any officers designated by the board of directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, First Horizon is authorized to enter into individual indemnity agreements with its directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated Charter of First Horizon National Corporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of First Horizon National Corporation, filed July 25, 2018)
4.2	Articles of Amendment of First Horizon National Corporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of First Horizon National Corporation, filed May 28, 2020)
4.3	Articles of Amendment of First Horizon National Corporation—Authorized Common Stock (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of First Horizon National Corporation, filed July 2, 2020)
4.4	Articles of Amendment of First Horizon National Corporation—Preferred Stock (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of First Horizon National Corporation, filed July 2, 2020)
4.5	Amended and Restated Bylaws of First Horizon National Corporation, dated as of July 1, 2020 (incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K of First Horizon National Corporation, filed July 2, 2019)
4.6	The Executive Nonqualified Excess Plan of IBERIABANK Corporation (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of IBERIABANK Corporation, filed December 21, 2007)
5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, as to validity of deferred compensation obligations being registered hereby

23.1	Consent of KPMG LLP (independent registered public accounting firm)
23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of the opinion filed as Exhibit 5.1)
24.1	Powers of Attorneys of Directors and Officers of First Horizon National Corporation

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on July 15, 2020.

FIRST HORIZON NATIONAL CORPORATION

By:	/s/ William C. Losch III
Name: William C. Losch III
Title: Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on July 15, 2020.

Signature	Title

*	Executive Chairman and Director
(Daryl G. Byrd)

* (D. Bryan Jordan)	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ William C. Losch III (William C. Losch III)	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* (Jeff L. Fleming)	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

* (R. Eugene Taylor)	Director, Vice Chairman

*	Director
(Harry V. Barton, Jr.)

* (Kenneth A. Burdick)	Director

*	Director
(John N. Casbon)

* (John C. Compton)	Director

* (Wendy P. Davidson)	Director

*	Director
(William H. Fenstermaker)

*	Director
(J. Michael Kemp, Sr.)

*	Director
(Rick E. Maples)

* (Vicki R. Palmer)	Director

*	Director
(Colin V. Reed)

*	Director
(E. Stewart Shea, III)

*	Director
(Cecelia D. Stewart)

* (Rajesh Subramaniam)	Director

*	Director
(Rosa Sugrañes)

*By:	/s/ Clyde A. Billings, Jr.
Clyde A. Billings, Jr.
As Attorney-in-Fact